Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre Vascular Q4 2009 Record Sales $13.6mm (+12%), Op. Profit $1.2mm

BURLINGTON, MA, March 4, 2010 — LeMaitre Vascular, Inc. (NASDAQ: LMAT), a provider of peripheral vascular devices and implants, today announced Q4 and full year 2009 financial results. The Company posted record quarterly sales of $13.6 million, operating income of $1.2 million and increased cash of $1.7 million excluding share repurchases. The Company also announced 2010 Q1 and full-year guidance.

Q4 2009 sales increased 12% versus Q4 2008, with Vascular sales increasing 25% and Endovascular decreasing 10%. Vascular sales benefitted from strong results across all product lines, the inclusion of the XenoSure Biologic Patch, and the stronger Euro. Endovascular sales were negatively impacted by decreases in TAArget stent graft sales, partially offset by the stronger Euro. Geographically, sales in the Americas increased 10%, while sales in Europe and Japan grew 13% and 27%, respectively. On an organic basis, Q4 2009 sales increased 4% versus the prior year.

Sales in 2009 were $50.9 million, a 4% increase over 2008. Sales increased 11% in Vascular while sales decreased 7% in Endovascular. Sales in the Americas increased 8% while international sales were flat. On an organic basis versus the prior year, 2009 sales increased 4% both in the Americas and internationally.

The Company reported a gross margin of 74.9% in Q4 2009, up from 69.6% in Q4 2008. The increase was driven by manufacturing efficiencies, higher average selling prices, and the stronger Euro. The full year 2009 gross margin was 73.3% versus 69.6% in 2008.

Q4 2009 operating profit was $1.2 million versus $354,000 in Q4 2008. Full year 2009 operating profit was $1.9 million versus a $2.9 million operating loss in 2008. Sales growth and an expanded gross margin drove improvements in both periods.

Net income in Q4 2009 was $1.3 million, or $0.08 per diluted share, versus net income of $312,000 in Q4 2008, or $0.02 per diluted share. Net income for 2009 was $1.6 million versus a net loss of $3.3 million in 2008.

The Company’s cash and marketable securities increased by $1.7 million (excluding $427,000 of share repurchases) during Q4 2009 to $24.0 million at December 31, 2009. The increase was largely the result of $1.3 million in net income, and $635,000 of depreciation, amortization and stock-based compensation.

George W. LeMaitre, Chairman and CEO said, “In Q4 the Company continued to demonstrate an ability to grow sales and add to the bottom line. Our 12% sales growth and expanded gross margin enabled us to more than triple our profitability versus Q4 2008, and I was happy to see our cash increase during the quarter. Looking ahead, our Q1 2010 guidance indicates sales growth of about 17%, driven in part by our lower cost North American sales rep model, which allows us more feet on the street.”

Sales and marketing expenses increased 9% in Q4 2009 to $4.8 million, representing 35% of sales in Q4 2009 versus 36% in the year-earlier quarter. The Company ended 2009 with 61 sales representatives versus 52 at the end of 2008.

General and administrative expenses increased 6% in Q4 2009 to $2.4 million. Increases were due to additional spending in Europe, as well as changes in foreign exchange rates. General and administrative expenditures represented 18% of sales in Q4 2009 versus 19% in the year-earlier quarter.

R&D expenses increased 32% to $1.7 million in Q4 2009, a result of higher product development, regulatory and clinical affairs spending. Research and development expenditures represented 13% of sales in Q4 2009 versus 11% in the year earlier quarter. During Q4 2009 the Company received approval to market its AnastoClip GC Vessel Closure System in Europe. Also, in January 2010 the Company received its AlboGraft Vascular Graft 510(k) from the USFDA.

Business Outlook

The Company expects 2010 sales of $55.0 million and operating income of $4.5 million. The Company also expects Q1 2010 sales of $13.3 million, and operating income of $750,000. Guidance amounts exclude the effects of future acquisitions, foreign exchange rate changes, distributor terminations and factory consolidations.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EDT today to review the Company’s financial results and discuss its business outlook for the year. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-783-2146 (+1-857-350-1605 for international callers), using passcode 90277372. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease; a condition the Company believes affects at least 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart, including the Expandable LeMaitre Valvulotome, Pruitt F3 Carotid Shunt, TAArget Thoracic Stent Graft, UnBalloon Non-Occlusive Modeling catheter and AlboGraft Vascular Graft.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company and third parties.

For more information about the Company, please visit http://www.lemaitre.com.

Use of Non-GAAP Financial Measures

LeMaitre Vascular management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, management uses results of operations before such items to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In addition to the description provided below, reconciliation of GAAP to non-GAAP results is provided in the financial statement tables included in this press release.

In addition, this press release includes sales growth after adjusting for foreign exchange and distribution of the XenoSure Biologic Patch. We refer to this as organic sales growth. The Company analyzes net sales on a constant currency basis net of acquisitions and other non-recurring events to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, and acquisitions and other strategic transactions are episodic in nature and highly variable in sales impact, the

Company believes that evaluating growth in sales on a constant currency basis net of such transactions provides an additional and meaningful assessment of sales to both management and the Company’s investors. The Company commenced distribution of the XenoSure Biologic Patch in Q1 2009.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial and operational guidance are forward-looking, involving risks and uncertainties. The Company’s current quarterly and full year financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company does not generate sufficient operating scale to maintain or increase profitability; risks related to product demand and market acceptance of the Company’s products; the possibility that the Company’s new products may fail to provide the desired safety and efficacy or may not be accepted by the market for other reasons; risks related to the global economic recession; the significant competition the Company faces from other companies, technologies, and alternative medical procedures; the risk that the Company does not realize the anticipated benefits of its strategic transactions; the risk that the Company may fail to expand its product offerings through internal development or acquisition; the general uncertainty related to seeking regulatory approvals for the Company’s products; and other risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$23,192	$15,895
Marketable securities	808	5,359
Accounts receivable, net	7,778	7,244
Inventories	6,498	6,959
Other current assets	1,274	1,659

Total current assets	39,550	37,116

Property and equipment, net	2,101	2,327
Goodwill	11,022	11,022
Other intangibles, net	3,316	2,883
Other assets	917	1,051

Total assets	$56,906	$54,399

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,136	$606
Accrued expenses	5,412	5,543
Acquisition-related liabilities	—	784

Total current liabilities	6,548	6,933

Long term debt	188	78
Deferred tax liabilities	1,546	1,260
Other long-term liabilities	411	380

Total liabilities	8,693	8,651

Stockholders’ equity
Common stock	159	157
Additional paid-in capital	63,475	62,290
Accumulated deficit	(14,596)	(16,194)
Accumulated other comprehensive gain (loss)	94	(272)
Less: treasury stock	(919)	(233)

Total stockholders’ equity	48,213	45,748

Total liabilities and stockholders’ equity	$56,906	$54,399

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the year ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net sales	$13,584	$12,111	$50,908	$48,720
Cost of sales	3,411	3,687	13,604	14,817

Gross profit	10,173	8,424	37,304	33,903

Operating expenses:
Sales and marketing	4,807	4,407	17,710	19,762
General and administrative	2,421	2,274	9,852	9,999
Research and development	1,716	1,301	5,910	5,328
Restructuring charges	—	4	1,777	1,147
Impairment charge	—	84	106	597

Total operating expenses	8,944	8,070	35,355	36,833

Income (loss) from operations	1,229	354	1,949	(2,930)

Other income:
Interest income, net	8	9	12	301
Other income (expense), net	75	(101)	254	(192)

Total other income, net	83	(92)	266	109

Income (loss) before income taxes	1,312	262	2,215	(2,821)

Provision (benefit) for income taxes	43	(50)	617	493

Net income (loss)	$1,269	$312	$1,598	$(3,314)

Net income (loss) per share of common stock:
Basic	$0.08	$0.02	$0.10	$(0.21)

Diluted	$0.08	$0.02	$0.10	$(0.21)

Weighted average shares outstanding:
Basic	15,722	15,632	15,687	15,572

Diluted	16,066	15,921	15,916	15,572

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended				For the year ended
	December 31, 2009		December 31, 2008		December 31, 2009		December 31, 2008
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular	$3,702	27%	$4,110	34%	$14,782	29%	$15,946	33%
Vascular	8,741	64%	6,973	58%	31,846	63%	28,573	58%
General Surgery	1,007	8%	1,002	8%	3,836	7%	3,928	8%

	13,450	99%	12,085	100%	50,464	99%	48,447	99%
OEM	134	1%	26	0%	444	1%	273	1%

Total Net Sales	$13,584	100%	$12,111	100%	$50,908	100%	$48,720	100%

Net Sales by Geography
Americas	$7,704	57%	$6,973	58%	$29,420	58%	$27,201	56%
International	5,880	43%	5,138	42%	21,488	42%	21,519	44%

Total Net Sales	$13,584	100%	$12,111	100%	$50,908	100%	$48,720	100%

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

IMPACT OF FOREIGN CURRENCY AND BUSINESS ACTIVITIES

(amounts in thousands)

(unaudited)

	2009				2008
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total net sales	13,584	13,346	12,630	11,348	12,111	12,023	12,739	11,847
Impact of currency exchange rate fluctuations (1)	613	(215)	(699)	(622)	(448)	452	836	674
Net impact of acquisitions, distributed sales and discontinued products, excluding currency exchange rate fluctuations (2)	397	333	234	101	235	703	929	1,133

(1)	Represents the impact of the change in foreign exchange rates compared to the corresponding quarter of the prior year based on the weighted averge exchange rate for each quarter.
(2)	Represents the impact of sales of products of acquired businesses and distributed sales of other manufacturers’ products, net of sales related to discontinued products and other activities, based on 12 months’ sales following the date of the event or transaction, for the current period only.

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(unaudited)

	For the year ended
	December 31, 2009	December 31, 2008
Reconciliation between GAAP and Non-GAAP sales growth:
For the three months ending December 31, 2009
Net sales as reported	$13,584
Impact of currency exchange rate fluctuations	(613)
Net impact of acquisitions, distributed sales and discontinued products, excluding currency	(397)

Adjusted net sales		$12,574

For the three months ending December 31, 2008
Net Sales as reported		$12,111

Adjusted net sales increase for the three months ending December 31, 2009		$463	4%

Reconciliation between GAAP and Non-GAAP sales growth for the Americas:
For the year ending December 31, 2009
Net sales as reported	$29,420
Net impact of acquisitions, distributed sales and discontinued products, excluding currency	(1,065)

Adjusted net sales		$28,355

For the year ending December 31, 2008
Net Sales as reported		$27,201

Adjusted net sales increase for the year ending December 31, 2009		$1,154	4%

Reconciliation between GAAP and Non-GAAP sales growth for International:
For the year ending December 31, 2009
Net sales as reported	$21,488
Impact of currency exchange rate fluctuations	923

Adjusted net sales		$22,411
For the year ending December 31, 2008
Net Sales as reported		$21,519

Adjusted net sales increase for the year ending December 31, 2009		$892	4%